Exhibit 99.1

PURE Bioscience Reports Fiscal 2025

Financial Results

El CAJON, CA – PURE Bioscience, Inc. (OTCQB: PURE) (“PURE,” the “Company” or “we”), creator of the patented non-toxic silver dihydrogen citrate (SDC) antimicrobial, today reported financial results for the fiscal year ended July 31, 2025.

Summary of Results – Year-End Operations

●	Net product sales were $2,198,000 and $1,955,000 for the fiscal years ended July 31, 2025 and 2024, respectively. The $243,000 increase was attributable to increased sales across our end-user and distribution network.
●	Net loss for the fiscal year ended July 31, 2025 was ($2.4 million), compared to ($3.4 million) for the fiscal year ended July 31, 2024. During the current fiscal year, the Company significantly reduced personnel, facility and board fees.
●	Net loss, excluding share-based compensation, for the fiscal year ended July 31, 2025 was ($2.3 million), compared to ($3.1 million) for the fiscal year ended July 31, 2024.
●	Net loss per share was ($0.02) for the fiscal year ended July 31, 2025, compared to ($0.03) for the fiscal year ended July 31, 2024.
●	Net cash used in operations for the fiscal year ended July 31, 2025 was ($2.0 million), compared to ($2.5 million) for the fiscal year ended July 31, 2024.

Business Update

In fiscal year 2025, we took bold steps to redefine who we are and where we are headed. Through our rebranding partnership with Branded By Greenville, we revitalized our identity to better connect with both long-standing partners and new audiences. This refreshed brand reflects our commitment to innovation, integrity, and impact across every market we serve.

Throughout the year, we focused on advancing our mission to transform sanitation and safety in food and beverage manufacturing. Leveraging our proprietary SDC technology, we developed a groundbreaking membrane treatment solution designed specifically for dairy and beverage producers. Working closely with our distribution partners and leading researchers at a California State University Dairy Pilot Processing Center, we successfully piloted Ultra-Filtration (UF) and Reverse Osmosis (RO) systems. These trials paved the way for the commercial launch of a next-generation membrane treatment that eliminates fouling, restores throughput, prevents bacterial contamination, and extends the lifespan of filtration systems—all without damaging membranes.

To strengthen our reach and accelerate growth, we expanded our distribution network in the second quarter through a new agreement with Hydrite Chemical Company, a respected leader in the dairy and food processing industries. In the fourth quarter, we built on this momentum by forming a strategic partnership with Bonsai, a premier provider of American-made cleaning solutions. This collaboration now makes our products accessible to small businesses and individual customers through Bonsai’s online platform at https://bonsaiclean.com/products/pure-bioscience-sanitizers-disinfectants, allowing us to serve a broader audience with the same science-backed solutions trusted by major manufacturers.

Looking ahead, we are deepening our investment in innovation and market expansion. We are actively engaging in targeted marketing initiatives, trade shows, and advertising campaigns within the dairy and beverage sectors to showcase our revolutionary membrane treatment technology. At the same time, we are continuing to train and empower our distributor network to drive adoption and commercial success. Our ongoing research and development partnerships with academic leaders and scientific experts are focused on pushing the boundaries of what SDC technology can achieve—developing advanced cleaning and sanitization solutions that enhance food safety, protect public health, and create a more sustainable future for all.

Robert Bartlett, Chief Executive Officer, stated, “Over the past fiscal year, we expanded our core business by 14% and developed a new solution for treating membranes in the dairy and beverage industries. Leveraging our SDC technology and expanding into these markets are key strategies for generating additional revenue as we continue to grow our core business. We are working closely with our distributors to enable our technical teams to address unmet needs within the industries they serve, and we will share our progress as we continue developing innovative solutions to industry challenges,” concluded Bartlett.

About PURE Bioscience, Inc.

PURE is committed to redefining chemical safety through its innovative technology. With a focus on efficacy and effectiveness, PURE develops advanced solutions that meet the highest safety standards and produce best-in-class results for its consumers and distributors. PURE continues to focus on developing and commercializing our proprietary antimicrobial products, primarily in the food and beverage industry. We provide solutions to combat the health and environmental challenges posed by pathogens and ensure hygienic control. Our technology platform is based on patented, stabilized ionic silver, and our products contain silver dihydrogen citrate, better known as SDC. This broad-spectrum, non-toxic antimicrobial agent formulates well with other compounds. As a platform technology, SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity, and mitigation of bacterial resistance. Additional information on PURE is available at www.purebio.com.

Forward-looking Statements: Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Statements in this press release, including quotes from management, concerning the Company’s expectations, plans, business outlook, future performance, future potential revenues, expected results of the Company’s marketing efforts, the execution of contracts under negotiation, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements inherently involve risks and uncertainties that could cause our actual results to differ materially from any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s failure to implement or otherwise achieve the benefits of its proposed business initiatives and plans; acceptance of the Company’s current and future products and services in the marketplace, including the Company’s ability to convert successful evaluations and tests for PURE products into customer orders and customers continuing to place product orders as expected and to expand their use of the Company’s products; the Company’s ability to maintain relationships with its partners and other counterparties; the Company’s ability to generate sufficient revenues and reduce its operating expenses in order to reach profitability; the Company’s ability to raise the funding required to support its continued operations and the implementation of its business plan; the ability of the Company to develop effective new products and receive required regulatory approvals for such products, including the required data and regulatory approvals required to use its SDC-based technology; competitive factors, including customer acceptance of the Company’s SDC-based products that are typically more expensive than existing treatment chemicals; dependence upon third-party vendors, including to manufacture its products; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (the SEC), including its Form 10-K for the fiscal year ended July 31, 2025. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

Mark Elliott, VP Finance

PURE Bioscience, Inc.

Phone: 619-596-8600 ext.: 116

PURE Bioscience, Inc.

Consolidated Balance Sheets

	July 31, 2025	July 31, 2024
Assets
Current assets
Cash and cash equivalents	$334,000	$349,000
Accounts receivable	474,000	298,000
Inventories, net	141,000	56,000
Restricted cash	75,000	75,000
Prepaid expenses	23,000	27,000
Total current assets	1,047,000	805,000
Property, plant and equipment, net	11,000	13,000
Total assets	$1,058,000	$818,000
Liabilities and stockholders’ deficiency
Current liabilities
Accounts payable	$784,000	$601,000
Accrued liabilities	154,000	132,000
Total current liabilities	938,000	733,000

Convertible notes payable to related parties	5,236,000	2,949,000
Total liabilities	6,174,000	3,682,000
Commitments and contingencies
Stockholders’ deficiency
Preferred stock, $0.01 par value: 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value: 200,000,000 shares authorized, 111,886,473 shares issued and outstanding at July 31, 2025, and 111,856,473 shares issued and outstanding at July 31, 2024	1,119,000	1,119,000
Additional paid-in capital	132,759,000	132,612,000
Accumulated deficit	(138,994,000)	(136,595,000)
Total stockholders’ deficiency	(5,116,000)	(2,864,000)
Total liabilities and stockholders’ deficiency	$1,058,000	$818,000

PURE Bioscience, Inc.

Consolidated Statements of Operations

	Year ended
	July 31,
	2025	2024
Net product sales	$2,198,000	$1,955,000
Royalty revenue	4,000	8,000
Total revenue	2,202,000	1,963,000
Cost of goods sold	899,000	811,000
Gross Profit	1,303,000	1,152,000
Operating costs and expenses
Selling, general and administrative	3,259,000	3,981,000
Research and development	316,000	302,000
Impairment of fixed assets	—	60,000
Total operating costs and expenses	3,575,000	4,343,000
Loss from operations	(2,272,000)	(3,191,000)
Other income (expense)
Interest expense, net	(299,000)	(155,000)
Other income (expense), net	172,000	(4,000)
Total other income (expense)	(127,000)	(159,000)
Net loss	$(2,399,000)	$(3,350,000)
Basic and diluted net loss per share	$(0.02)	$(0.03)
Shares used in computing basic and diluted net loss per share	111,862,884	111,856,473

PURE Bioscience, Inc.

Consolidated Statements of Stockholders’ Equity (Deficiency)

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Capital	Deficit	(Deficiency)
Balance July 31, 2023	111,856,473	$1,119,000	$132,398,000	$(133,245,000)	$272,000
Share-based compensation expense - stock options	—	—	214,000	—	214,000
Net loss	—	—	—	(3,350,000)	(3,350,000)
Balance July 31, 2024	111,856,473	$1,119,000	$132,612,000	$(136,595,000)	$(2,864,000)
Share-based compensation expense - stock options	—	—	144,000	—	144,000
Share-based compensation expense - restricted stock units	—	—	3,000	—	3,000
Issuance of common stock upon the delivery of restricted stock units	30,000	*	*	—	—
Net loss	—	—	—	(2,399,000)	(2,399,000)
Balance July 31, 2025	111,886,473	$1,119,000	$132,759,000	$(138,994,000)	$(5,116,000)

PURE Bioscience, Inc.

Consolidated Statements of Cash Flows

	Year Ended
	July 31,
	2025	2024
Operating activities
Net loss	$(2,399,000)	$(3,350,000)
Adjustments to reconcile loss to net cash used in operating activities:
Share-based compensation	147,000	214,000
Impairment of fixed assets	—	60,000
Depreciation and amortization	2,000	148,000
Reserve for inventory obsolescence	—	—
Changes in operating assets and liabilities:
Accounts receivable	(176,000)	(13,000)
Inventories	(85,000)	32,000
Prepaid expenses	4,000	34,000
Accounts payable and accrued liabilities	205,000	201,000
Interest on note payable	287,000	143,000
Net cash used in operating activities	(2,015,000)	(2,531,000)

Financing activities
Net proceeds from convertible notes payable to related parties	2,000,000	1,785,000
Net cash provided by financing activities	2,000,000	1,785,000

Net decrease in cash, cash equivalents, and restricted cash	(15,000)	(746,000)
Cash, cash equivalents, and restricted cash at beginning of year	424,000	1,170,000
Cash, cash equivalents, and restricted cash at end of year	$409,000	$424,000

Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$334,000	$349,000
Restricted cash	75,000	75,000
Total cash, cash equivalents and restricted cash	$409,000	$424,000

Supplemental disclosure of cash flow information
Cash paid for taxes	$3,000	$5,000